CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of Ocean Park Diversified Income ETF, Ocean Park Domestic ETF, Ocean Park High Income ETF, and Ocean Park International ETF (the “Funds”), each a series of Northern Lights Fund Trust, which are included in Form N-CSR for the year ended June 30, 2026, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 22, 2026